EXHIBIT 21.01

LIST OF SUBSIDIARIES OF CONCUR TECHNOLOGIES, INC.

1.	Concur Technologies (UK) Ltd., a corporation organized under the laws of the United Kingdom.

2.	Concur Technologies (Australia) Pty. Limited, a corporation organized under the laws of Australia.

3.	Concur Technologies (Hong Kong) Ltd., a corporation organized under the laws of Hong Kong, China.

4.	Concur Czech (s.r.o.), a corporation organized under the laws of Czech Republic.

5.	Concur (Germany) GmbH, a corporation organized under the laws of Germany.

6.	Concur (Canada), Inc., a corporation organized under the laws of Canada.

7.	Concur (France) SAS, a corporation organized under the laws of France.

8.	Concur Holdings (France) SAS, a corporation organized under the laws of France.

9.	Concur Holdings (Netherlands) BV, a corporation organized under the laws of the Netherlands.

10.	Captura Software, Inc., a corporation organized under the laws of the State of Delaware.

11.	Captura Software International, Ltd., a corporation organized under the laws of the United Kingdom.

12.	Outtask LLC, a limited liability company organized under the laws of the State of Delaware.

13.	H-G Holdings, Inc., a corporation organized under the laws of the State of Delaware.

14.	H-G Intermediate Holdings, Inc., a corporation organized under the laws of the State of Delaware.

15.	Gelco Information Network, Inc., a corporation organized under the laws of the State of Minnesota.

16.	Gelco Information Network GSD, Inc., a corporation organized under the laws of the State of Delaware.

17.	Gelco Expense Management Limited, a corporation organized under the laws of the United Kingdom.